Exhibit 99.1

COHEN & COMPANY REPORTS FIRST QUARTER 2021 FINANCIAL RESULTS

First Quarter Net Income Attributable to Cohen & Company Inc. of $9.4 Million, or $6.98 per Diluted Share

First Quarter Adjusted Pre-Tax Income of $37.6 Million, or $7.52 per Diluted Share

INSU Acquisition Corp. II Merger with Metromile, Inc. Contributes $33.4 Million to Adjusted Pre-Tax Income in First Quarter

Philadelphia and New York, May 6, 2021 – Cohen & Company Inc. (NYSE American: COHN), a financial services firm specializing in fixed income markets and, more recently, in SPAC markets, today reported financial results for its first quarter ended March 31, 2021.

Summary Operating Results

	Three Months Ended
($ in thousands)	3/31/21	12/31/20	3/31/20
Total revenues	$102,676	$66,365	$17,770
Compensation and benefits	26,647	23,479	14,134
Non-compensation operating expenses	5,584	5,111	5,198
Goodwill impairment	-	-	7,883
Operating income	70,445	37,775	(9,445)
Interest expense, net	(2,014)	(1,951)	(2,605)
Income (loss) from equity method affiliates	(835)	(244)	(107)
Income (loss) before income tax expense (benefit)	67,596	35,580	(12,157)
Income tax expense (benefit)	868	(8,046)	(372)
Net income (loss)	66,728	43,626	(11,785)
Less: Net income (loss) attributable to the noncontrolling interest	57,373	28,875	(8,683)
Net income (loss) attributable to Cohen & Company Inc.	$9,355	$14,751	$(3,102)
Fully diluted net income (loss) per share	$6.98	$7.64	$(2.70)

Adjusted pre-tax income (loss)	$37,626	$23,779	$(4,114)
Fully diluted adjusted pre-tax income (loss) per share	$7.52	$4.64	$(1.04)

•	Net income attributable to Cohen & Company Inc. was $9.4 million, or $6.98 per diluted share, for the three months ended March 31, 2021, compared to $14.8 million, or $7.64 per diluted share, for the three months ended December 31, 2020, and net loss of ($3.1) million, or ($2.70) per diluted share, for the three months ended March 31, 2020. Adjusted pre-tax income was $37.6 million, or $7.52 per diluted share, for the three months ended March 31, 2021, compared to $23.8 million, or $4.64 per diluted share, for the three months ended December 31, 2020, and adjusted pre-tax loss of ($4.1) million, or ($1.04) per diluted share, for the three months ended March 31, 2020. Adjusted pre-tax income (loss) is not a measure recognized under U.S. generally accepted accounting principles (“GAAP”). See Note 1 below.

•	Revenues during the three months ended March 31, 2021 increased $36.3 million from the prior quarter and $84.9 million from the prior year quarter.

o	The increase from the prior quarter was comprised primarily of (i) an increase of $1.1 million in net trading revenue primarily from increased revenue in the Company’s Gestation repo and Corporate trading groups, (ii) a decrease of $1.7 million in asset management revenue primarily related to an incentive allocation earned by the manager of the Company’s SPAC funds in the prior quarter, (iii) an increase of $0.1 million in new issue and advisory revenue related to European and U.S. insurance asset origination, and (iv) an increase of $36.8 million in principal transactions and other revenue primarily related to the closing of the Company’s second sponsored insurance SPAC, INSU Acquisition Corp. II, in February 2021, which generated $73.2 million of principal transactions revenue in the first quarter of 2021, partially offset by a reduction of $37.8 million in principal transactions revenue generated by the closing of the Company’s first sponsored insurance SPAC in the prior quarter. On February 9, 2021, INSU Acquisition Corp. II completed its merger with Metromile, Inc. (NASDAQ: MILE).

o	The increase from the prior year quarter was comprised primarily of (i) an increase of $0.6 million in net trading revenue primarily from increased revenue in the Company’s Gestation repo group, (ii) an increase of $0.5 million in asset management revenue primarily related to an incentive allocation earned by the manager of the Company’s SPAC funds in the current quarter, (iii) an increase of $1.8 million in new issue and advisory revenue related to European and U.S. insurance asset origination, and (iv) an increase of $82.0 million in principal transactions and other revenue primarily related to the closing of the Company’s second sponsored insurance SPAC in February 2021, which generated $73.2 million of principal transactions revenue in the first quarter of 2021, as well as positive mark-to-market adjustments on some of the Company’s other principal investments.

•	Compensation and benefits expense as a percentage of revenue was 26% for the three months ended March 31, 2021, compared to 35% for the three months ended December 31, 2020 and 80% for the three months ended March 31, 2020. The number of Company employees was 98 as of March 31, 2021, compared to 87 as of December 31, 2020, and 95 as of March 31, 2020.

•	Non-compensation operating expenses during the three months ended March 31, 2021 increased $0.5 million from the prior quarter and $0.4 million from the prior year quarter. The increases from both the prior quarter and prior year quarter were due primarily to revenue-driven third-party marketing costs related to European origination revenue, as well as higher recruiting costs during the three months ended March 31, 2021.

•	Interest expense during the three months ended March 31, 2021 was comparable to the prior quarter and decreased $0.6 million from the prior year quarter. The changes in quarterly interest expense are primarily driven by fluctuations in interest on redeemable financial instruments, which are driven by certain Company groups’ revenues and profits.

•	Loss from equity method affiliates during the three months ended March 31, 2021 increased $0.6 million from the prior quarter and $0.7 million from the prior year quarter. The loss from equity method affiliates is primarily driven by pre-business combination expenses incurred by the sponsored insurance SPACs that the Company has invested in.

•	Income tax expense during the three months ended March 31, 2021 was $0.9 million, compared to an income tax benefit of $8.0 million in the prior quarter, and an income tax benefit of $0.4 million in the prior year quarter. The prior quarter’s income tax benefit was primarily the result of the reduction in the valuation allowance applied against the Company's net operating loss and net capital loss tax assets. The Company will continue to evaluate its operations on a quarterly basis and may make further adjustments to its valuation allowances going forward. Future adjustments could be material and could result in additional tax benefit or tax expense.

•	As of March 31, 2021, total equity was $154.7 million, compared to $101.4 million as of December 31, 2020; the non-convertible non-controlling interest component of total equity was $45.0 million as of March 31, 2021 and $27.8 million as of December 31, 2020. Thus, the total equity excluding the non-convertible non-controlling interest component was $109.7 million as of March 31, 2021, a $36.1 million increase from $73.6 million at December 31, 2020.

Lester Brafman, Chief Executive Officer of Cohen & Company, said, “We are pleased with our first quarter results as our strategic initiatives continue to generate strong returns. In the first quarter, our net trading revenue was $19.2 million thanks to strong performance from our Mortgage, Repo, and Corporate trading groups, and our Gestation Repo book grew to $4.1 billion, up from $3.3 billion at the end of 2020. Also in the quarter, our second company-sponsored SPAC, INSU Acquisition Corp. II, completed its merger with Metromile, a digital insurance platform and pay-by-mile auto insurer, contributing $33.4 million to our adjusted pre-tax income.”

Brafman continued, “We were excited to announce the hiring of several top investment bankers with broad experience in M&A advisory, private capital markets, equity capital markets and PIPE transactions. We expect that this added expertise will create another source of revenue, complement the continued growth of our SPAC franchise, and contribute to our overall operating leverage. Looking ahead, we are excited to build on our momentum as we grow our business while remaining committed to executing on our strategic priorities, with a continued focus on proactively managing our risk and capital structure, and on enhancing stockholder value.”

Conference Call

The Company will host a conference call at 11:00 a.m. Eastern Time (ET), today, May 6, 2021, to discuss these results. The conference call will be available via webcast. Interested parties can access the webcast by clicking the webcast link on the Company’s homepage at www.cohenandcompany.com. Those wishing to listen to the conference call with operator assistance can dial (877) 686-9573 (domestic) or (706) 643-6983 (international), with participant pass code 3559203, or request the Cohen & Company earnings call. A replay of the call will be available for one week following the call by dialing (800) 585-8367 or (404) 537-3406, participant pass code 3559203.

About Cohen & Company

Cohen & Company is a financial services company specializing in fixed income markets and, more recently, in SPAC markets. It was founded in 1999 as an investment firm focused on small-cap banking institutions but has grown to provide an expanding range of capital markets and asset management services. Cohen & Company’s operating segments are Capital Markets, Asset Management, and Principal Investing. The Capital Markets segment consists of fixed income sales, trading, and matched book repo financing as well as new issue placements in corporate and securitized products, and advisory services, operating primarily through Cohen & Company’s subsidiaries, J.V.B. Financial Group, LLC in the United States and Cohen & Company Financial (Europe) Limited in Europe. The Asset Management segment manages assets through collateralized debt obligations, managed accounts, and investment funds. As of March 31, 2021, the Company managed approximately $2.4 billion in primarily fixed income assets in a variety of asset classes including US and European trust preferred securities, subordinated debt, and corporate loans. As of March 31, 2021, 67.7% of the Company’s assets under management were in collateralized debt obligations that Cohen & Company manages, which were all securitized prior to 2008. The Principal Investing segment is comprised primarily of investments the Company holds related to its SPAC franchise and other investments the Company has made for the purpose of earning an investment return rather than investments made to support its trading, matched book repo, or other capital markets business activity. For more information, please visit www.cohenandcompany.com.

Note 1: Adjusted pre-tax income (loss) and adjusted pre-tax income (loss) per share are non-GAAP measures of performance. Please see the discussion under “Non-GAAP Measures” below. Also see the tables below for the reconciliations of non-GAAP measures of performance to their corresponding GAAP measures of performance.

Forward-looking Statements

This communication contains certain statements, estimates, and forecasts with respect to future performance and events. These statements, estimates, and forecasts are “forward-looking statements.” In some cases, forward-looking statements can be identified by the use of forward-looking terminology such as “may,” “might,” “will,” “should,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “seek,” or “continue” or the negatives thereof or variations thereon or similar terminology. All statements other than statements of historical fact included in this communication are forward-looking statements and are based on various underlying assumptions and expectations and are subject to known and unknown risks, uncertainties, and assumptions, and may include projections of our future financial performance based on our growth strategies and anticipated trends in our business. These statements are based on our current expectations and projections about future events. There are important factors that could cause our actual results, level of activity, performance, or achievements to differ materially from the results, level of activity, performance, or achievements expressed or implied in the forward-looking statements including, but not limited to, those discussed under the heading “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition” in our filings with the Securities and Exchange Commission (“SEC”), which are available at the SEC’s website at www.sec.gov and our website at www.cohenandcompany.com/investor-relations/sec-filings. Such risk factors include the following: (a) a decline in general economic conditions or the global financial markets, (b) losses caused by financial or other problems experienced by third parties, (c) losses due to unidentified or unanticipated risks, (d) a lack of liquidity, i.e., ready access to funds for use in our businesses, (e) the ability to attract and retain personnel, (f) litigation and regulatory issues, (g) competitive pressure, (h) an inability to generate incremental income from new or expanded businesses, (i) unanticipated market closures or effects due to inclement weather or other disasters, (j) losses (whether realized or unrealized) on our principal investments, including on our CLO investments, (k) the possibility that payments to the Company of subordinated management fees from its CDOs will continue to be deferred or will be discontinued, (l) the possibility that the stockholder rights plan may fail to preserve the value of the Company’s deferred tax assets, whether as a result of the acquisition by a person of 5% of the Company’s common stock or otherwise, (m) the possibility that Insurance SPAC III does not successfully consummate an Insurance SPAC III Business Combination, (n) a reduction in the volume of investments into SPACs; (o) the value of our holdings of founders shares in Shift and Metromile may decline and the possibility that significant portions of the founder shares may remain restricted for a long period of time; and (p) the impacts of the COVID-19 pandemic. As a result, there can be no assurance that the forward-looking statements included in this communication will prove to be accurate or correct. In light of these risks, uncertainties, and assumptions, the future performance or events described in the forward-looking statements in this communication might not occur. Accordingly, you should not rely upon forward-looking statements as a prediction of actual results and we do not undertake any obligation to update any forward-looking statements, whether as a result of new information, future events, or otherwise.

Cautionary Note Regarding Quarterly Financial Results

Due to the nature of our business, our revenue and operating results may fluctuate materially from quarter to quarter. Accordingly, revenue and net income in any particular quarter may not be indicative of future results. Further, our employee compensation arrangements are in large part incentive-based and, therefore, will fluctuate with revenue. The amount of compensation expense recognized in any one quarter may not be indicative of such expense in future periods. As a result, we suggest that annual results may be the most meaningful gauge for investors in evaluating our business performance.

COHEN & COMPANY INC.
CONSOLIDATED STATEMENTS OF OPERATIONS (unaudited)
(in thousands, except per share data)

	Three Months Ended
	3/31/21	12/31/20	3/31/20
Revenues
Net trading	$19,183	$18,087	$18,561
Asset management	2,093	3,821	1,615
New issue and advisory	1,839	1,734	-
Principal transactions and other revenue	79,561	42,723	(2,406)
Total revenues	102,676	66,365	17,770

Operating expenses
Compensation and benefits	26,647	23,479	14,134
Business development, occupancy, equipment	719	671	756
Subscriptions, clearing, and execution	2,790	2,517	2,580
Professional services and other operating	1,994	1,838	1,782
Depreciation and amortization	81	85	80
Impairment of goodwill	-	-	7,883
Total operating expenses	32,231	28,590	27,215
Operating income (loss)	70,445	37,775	(9,445)

Non-operating income (expense)
Interest expense, net	(2,014)	(1,951)	(2,605)
Income (loss) from equity method affiliates	(835)	(244)	(107)
Income (loss) before income tax expense (benefit)	67,596	35,580	(12,157)
Income tax expense (benefit)	868	(8,046)	(372)
Net income (loss)	66,728	43,626	(11,785)
Less: Net income (loss) attributable to the noncontrolling interest	57,373	28,875	(8,683)
Net income (loss) attributable to Cohen & Company Inc.	$9,355	$14,751	$(3,102)
Earnings per share
Basic
Net income (loss) attributable to Cohen & Company Inc.	$9,355	$14,751	$(3,102)
Basic shares outstanding	1,034	1,070	1,147
Net income (loss) attributable to Cohen & Company Inc. per share	$9.04	$13.79	$(2.70)

Fully Diluted
Net income (loss) attributable to Cohen & Company Inc.	$9,355	$14,751	$(3,102)
Net income (loss) attributable to the convertible non-controlling interest	27,403	17,074	(8,523)
Net interest attributable to convertible debt, net of taxes	289	39	-
Income tax and conversion adjustment	(1,751)	7,924	966
Enterprise net income (loss)	$35,296	$39,788	$(10,659)

Basic shares outstanding	1,034	1,070	1,147
Unrestricted Operating LLC membership units exchangeable into COHN shares	2,838	2,803	2,794
Additional dilutive shares	1,181	1,334	-
Fully diluted shares outstanding	5,053	5,207	3,941
Fully diluted net income (loss) per share	$6.98	$7.64	$(2.70)

Reconciliation of adjusted pre-tax income (loss) to net income (loss) attributable to Cohen & Company Inc. and calculations of per share amounts
Net income (loss) attributable to Cohen & Company Inc.	$9,355	$14,751	$(3,102)
Addback: Impairment of goodwill	-	-	7,883
Addback (deduct): Income tax expense (benefit)	868	(8,046)	(372)
Addback (deduct): Net income (loss) attributable to the convertible non-controlling interest	27,403	17,074	(8,523)
Adjusted pre-tax income (loss)	37,626	23,779	(4,114)
Net interest attributable to convertible debt	375	381	-
Enterprise pre-tax income (loss) for fully diluted adjusted pre-tax income (loss) per share calculation	$38,001	$24,160	$(4,114)

Fully diluted shares outstanding	5,053	5,207	3,941
Fully diluted adjusted pre-tax income (loss) per share	$7.52	$4.64	$(1.04)

COHEN & COMPANY INC.
CONSOLIDATED BALANCE SHEETS
(in thousands)

	March 31, 2021
	(unaudited)	December 31, 2020
Assets
Cash and cash equivalents	$19,471	$41,996
Receivables from brokers, dealers, and clearing agencies	92,688	52,917
Due from related parties	603	2,812
Other receivables	5,736	3,929
Investments - trading	284,314	242,961
Other investments, at fair value	107,573	58,540
Receivables under resale agreements	7,299,538	5,716,343
Investment in equity method affiliates	9,136	13,482
Deferred income taxes	6,778	7,397
Goodwill	109	109
Right-of-use asset - operating leases	5,807	6,063
Other assets	3,242	2,830
Total assets	$7,834,995	$6,149,379

Liabilities
Payables to brokers, dealers, and clearing agencies	$219,946	$156,678
Accounts payable and other liabilities	34,167	46,251
Accrued compensation	11,179	14,359
Trading securities sold, not yet purchased	58,727	44,439
Other investments sold, not yet purchased	5,490	7,415
Securities sold under agreements to repurchase	7,289,275	5,713,212
Operating lease liability	6,276	6,531
Redeemable Financial Instruments	7,957	11,957
Debt	47,306	47,100
Total liabilities	7,680,323	6,047,942

Equity
Voting nonconvertible preferred stock	27	27
Common stock	13	13
Additional paid-in capital	65,351	65,031
Accumulated other comprehensive loss	(887)	(821)
Accumulated deficit	(10,993)	(20,341)
Total stockholders' equity	53,511	43,909
Noncontrolling interest	101,161	57,528
Total equity	154,672	101,437
Total liabilities and equity	$7,834,995	$6,149,379

Non-GAAP Measures

Adjusted pre-tax income (loss) and adjusted pre-tax income (loss) per diluted share

Adjusted pre-tax income (loss) is not a financial measure recognized by GAAP. Adjusted pre-tax income (loss) represents net income (loss) attributable to Cohen & Company Inc., computed in accordance with GAAP, excluding impairment of goodwill and income tax expense (benefit), plus the net income (loss) attributable to the convertible non-controlling interest. Impairment of goodwill has been excluded from adjusted pre-tax income (loss) because it is a non-recurring, non-cash item. Income tax expense (benefit) has been excluded because a pre-tax measurement of enterprise earnings that includes net income (loss) attributable to the convertible non-controlling interest is a useful and appropriate measure of performance. Furthermore, our income tax expense (benefit) has been, and we expect it will continue to be, a substantially non-cash item for the foreseeable future, generated from adjustments in our valuation allowance applied to the Company’s gross deferred tax assets. Convertible non-controlling interest is added back to adjusted pre-tax income because the underlying Cohen & Company, LLC equity units are convertible into Cohen & Company Inc. shares. Adjusted pre-tax income (loss) per diluted share is calculated, by dividing adjusted pre-tax income (loss) by diluted shares outstanding, both of which include adjustments used in the corresponding calculation in accordance with GAAP.

We present adjusted pre-tax income (loss) and related per diluted share amounts in this release because we consider them to be useful and appropriate supplemental measures of our performance. Adjusted pre-tax income (loss) and related per diluted share amounts help us to evaluate our performance without the effects of certain GAAP calculations that may not have a direct cash or recurring impact on our current operating performance. In addition, our management uses adjusted pre-tax income (loss) and related per diluted share amounts to evaluate the performance of our enterprise operations. Adjusted pre-tax income (loss) and related per diluted share amounts, as we define them, are not necessarily comparable to similarly named measures of other companies and may not be appropriate measures for performance relative to other companies. Adjusted pre-tax income (loss) should not be assessed in isolation from or construed as a substitute for net income (loss) prepared in accordance with GAAP. Adjusted pre-tax income (loss) is not intended to represent and should not be considered to be a more meaningful measure than, or an alternative to, measures of operating performance as determined in accordance with GAAP.

Contact:

Investors -	Media -
Cohen & Company Inc.	Joele Frank, Wilkinson Brimmer Katcher
Joseph W. Pooler, Jr.	James Golden or Andrew Squire
Executive Vice President and	212-355-4449
Chief Financial Officer	jgolden@joelefrank.com or asquire@joelefrank.com
215-701-8952
investorrelations@cohenandcompany.com